LightPath Technologies New Product Announcement: Laser Collimating Lens for MWIR Quantum Cascade Laser

LightPath Technologies Introduces a New Addition to Its Family of Collimating Lenses for Quantum Cascade Lasers

ORLANDO, FL -- (Marketwire - January 19, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) is introducing a new aspheric molded lens for collimating light from MWIR and LWIR lasers, such as quantum cascade lasers (QCL). This new lens extends the range of off-the-shelf collimating lenses for QCLs from LightPath.

This lens is manufactured from LightPath's Black Diamond™ chalcogenide glass and has a high numerical aperture designed for maximum light collection from quantum cascade lasers. The molded glass aspheric design enables optical designers to take advantage of aspheric performance in the MWIR without having to design and build expensive custom diamond-turned Germanium or Zinc Selenide lenses. The Anti-Reflective coatings are available for the SWIR (1.8µm - 3 µm ), MWIR (3 µm - 5 µm) and the LWIR (7 µm - 12 µm).

"LightPath Technologies is continuing to expand its traditional market for laser collimation lenses into infrared with the introduction of this lens. This new lens will enable system designers to take advantage of quantum cascade lasers to address rapidly expanding markets such as the $1.2 billion Gas and Environmental Sensing equipment market, the $6 billion IR Countermeasure (IRCM) market, and $37 billion explosives detection systems market," said Jim Gaynor, CEO and President of LightPath.

LightPath Technologies, Inc. will be exhibiting their new Infrared Lens Assembly at the Photonics West Conference at the Moscone Center in San Francisco, California from January 26th through January 28th. LightPath's Booth is 2128 in the South Hall.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: rpini@lightpath.com
Internet:  www.lightpath.com